                           NORTHFIELD BANCORP, INC.
                         PROPOSED HOLDING COMPANY FOR
                          NORTHFIELD FEDERAL SAVINGS
                              BALTIMORE, MARYLAND


                         PROPOSED MARKETING MATERIALS

                                    3-19-98

                              Marketing Materials
                           Northfield Bancorp, Inc.
                              Baltimore, Maryland

                               Table of Contents
                               -----------------

I.     Press Releases
       A.  Explanation
       B.  Schedule
       C.  Distribution List
       D.  Press Release Examples

II.    Advertisements
       A.  Explanation
       B.  Schedule
       C.  Advertisement Examples

III.   Question and Answer Brochure

IV.    Individual Letters and Community Meeting Invitations

V.     IRA Mailing
       A.  Explanation
       B.  Quantity
       C.  IRA Mailing Example

VI.    Counter Cards and Lobby Posters
       A.  Explanation
       B.  Quantity

VII.   Proxy Reminder
       A.   Explanation
       B.  Example

                              I.  Press Releases

A.   Explanation

     In an effort to assure that all customers receive prompt accurate information in a simultaneous manner, Trident advises the Savings Bank to forward press releases to area newspapers, radio stations, etc. at various points during the conversion process.

     Only press releases approved by Conversion Counsel and the OTS will be forwarded for publication in any manner.

B.   Schedule

     1. OTS Approval of Conversion

     2. Close of Stock Offering

                             C.  Distribution List

                          National Distribution List
                          --------------------------


National Thrift News                            Wall Street Journal
--------------------                            -------------------
212 West 35th Street                            World Financial Center
13th Floor                                      200 Liberty
New York, New York  10001                       New York, NY  10004
Richard Chang

American Banker                                 SNL Securities
---------------                                 --------------
One State Street Plaza                          Post Office Box 2124
New York, New York  10004                       Charlottesville, Virginia  22902
Michael Weinstein

Barrons                                         Investors Business Daily
-------                                         ------------------------
Dow Jones & Savings Bank                        12655 Beatrice Street
Barrons Statistical Information                 Post Office Box 661750
200 Burnett Road                                Los Angeles, California  90066
Chicopee, Massachusetts  01020

New York Times
--------------
229 West 43rd Street
New York, NY  10036

                                 Local Media List
                                 ----------------

                                 (To be provided)


Newspaper
---------

Radio
-----

D.   Press Release Examples
     PRESS RELEASE                           FOR IMMEDIATE RELEASE
                                             ---------------------
                                             For More Information Contact:
                                             G. Ronald Jobson,
                                             President and CEO
                                             (410) 665-7900


                          NORTHFIELD FEDERAL SAVINGS
                          --------------------------

                       CONVERSION TO STOCK FORM APPROVED
                       ---------------------------------


     Baltimore, Maryland (February 20, 1998) - G. Ronald Jobson, President and CEO of Northfield Federal Savings ("Northfield Federal"), Baltimore, Maryland, announced that Northfield Federal has received approval from the Office of Thrift Supervision to convert from a federally-chartered mutual savings bank to a federally-chartered stock savings bank. In connection with the Conversion, Northfield Federal has formed a holding company, Northfield Bancorp, Inc., to hold all of the outstanding capital stock of Northfield Federal Savings.

     Northfield Bancorp, Inc. is offering up to 595,125 shares of its common stock, subject to adjustment, at a price of $10.00 per share. Certain account holders and borrowers of Northfield Federal will have an opportunity to subscribe for stock through a Subscription Offering that closes on May __, 1998. Shares that are not subscribed for during the Subscription Offering may be offered subsequently to the general public in a Direct Community Offering, with first preference given to natural persons and trusts of natural persons residing in Baltimore, Harford and Cecil Counties, Maryland. The Subscription Offering and Community Offering, if conducted, will be managed by Trident Securities, Inc. of Raleigh, North Carolina. Copies of the Prospectus relating to the offerings and describing the Plan of Conversion will be mailed to customers on April __, 1998.

     As a result of the Conversion, Northfield Federal Savings will be structured in the stock form as are all commercial banks and an increasing number of savings institutions and will be a wholly-owned subsidiary of Northfield Bancorp, Inc. According to Mr. Jobson, "Our day to day operations will not change as a result of the Conversion and deposits will continue to be insured by the FDIC up to the applicable legal limits."

     Customers with questions concerning the stock offering should call Northfield Federal's Stock Information Center at (410) 668-2160, or visit Northfield Federal's office.

PRESS RELEASE                                FOR IMMEDIATE RELEASE
                                             ---------------------
                                             For More Information Contact:
                                             G. Ronald Jobson
                                             (410) 665-7900


           NORTHFIELD BANCORP, INC. COMPLETES INITIAL STOCK OFFERING
           ---------------------------------------------------------

     Baltimore, Maryland - (__________, 1998) G. Ronald Jobson, President of Northfield Federal Savings ("Northfield Federal" or the "Savings Bank"), announced today that Northfield Bancorp, Inc., the proposed holding company for Northfield Federal, has completed its initial stock offering in connection with the Savings Bank's conversion from mutual to stock form. A total of __________ shares were sold at the price of $10.00 per share.

     On __________, 1998, Northfield Federal's Plan of Conversion was approved by the Savings Bank's voting members at a special meeting of members.

     Mr. Jobson said that the officers and boards of directors of Northfield Bancorp, Inc. and the Savings Bank wished to express their thanks for the response to the stock offering and that Northfield Federal looks forward to serving the needs of its customers and new stockholders as a community-based stock institution. The stock is anticipated to commence trading on __________, 1998 on the OTC Electronic Bulletin Board under the symbol "____". Trident Securities, Inc. of Raleigh, North Carolina managed the stock offering.

                                 II.  Advertisements


A.   Explanation

     The intended use of the attached advertisement "A" is to notify Northfield Federal's customers and members of the local community that the conversion offering is underway.

     The intended use of advertisement "B" is to remind Northfield Federal's customers of the closing date of the Subscription Offering.

B.   Media Schedule

     1. Advertisement A - To be run immediately following OTS approval and possibly run weekly for the first three weeks.
     2. Advertisement B - To be run during the last week of the subscription offering.

     Trident may feel it is necessary to run more ads in order to remind customers of the close of the Subscription Offering and the Community Offering, if conducted.

     Alternatively, Trident may, depending upon the response from the customer base, choose to run fewer ads or no ads at all.

     These ads will run in the local newspapers.

     The ad size will be as shown or smaller.

________________________________________________________________________________

 This announcement is neither an offer to sell nor a solicitation of an offer to buy these securities. The offer is made only by the prospectus. These shares have not been approved or disapproved by the Securities and Exchange Commission, the Office of Thrift Supervision or the Federal Deposit Insurance Corporation, nor has such commission, office or corporation passed upon the accuracy or adequacy of the prospectus. Any representation to the contrary is unlawful.



NEW ISSUE                                                     ____________, 1998

                                595,125 SHARES

                    These shares are being offered pursuant
                        to a Plan of Conversion whereby

                          NORTHFIELD FEDERAL SAVINGS


                           Baltimore, Maryland, will
                  convert from a federal mutual savings bank
                    to a federal capital stock savings bank
                    and become a wholly owned subsidiary of

                           NORTHFIELD BANCORP, INC.

                                 COMMON STOCK

                                _______________

                            PRICE $10.00 PER SHARE
                                _______________


                           TRIDENT SECURITIES, INC.

               For a copy of the prospectus call (410) ________.

Copies of the prospectus may be obtained in any State in which this announcement is circulated from Trident Securities, Inc. or such other brokers and dealers as may legally offer these securities in such state.

   THE STOCK WILL NOT BE INSURED BY THE FDIC OR ANY OTHER GOVERNMENT AGENCY.

________________________________________________________________________________

Advertisement (B)

     _______________________________________________________________________

                              NORTHFIELD FEDERAL

                      __________, 1998 IS THE DEADLINE TO
                    ORDER STOCK OF NORTHFIELD BANCORP, INC.


                    Customers of Northfield Federal Savings
                             have the opportunity
                    to invest in Northfield Federal Savings
                                by subscribing
               for common stock in its proposed holding company

                           NORTHFIELD BANCORP, INC.

                 A Prospectus relating to these securities is
                   available at our office or by calling our
                  Stock Information Center at (410) ________.


              This announcement is neither an offer to sell nor a
                 solicitation of an offer to buy the stock of
            Northfield Bancorp, Inc.  The offer is made only by the
                Prospectus.  The shares of common stock are not
             deposits or savings accounts and will not be insured
                 by the Federal Deposit Insurance Corporation
                        or any other government agency.

                Copies of the Prospectus may be obtained in any
                       State in which this announcement
                is circulated from Trident Securities, Inc. or
                        such other brokers and dealers
                 as may legally offer these securities in such state.

     _______________________________________________________________________

                      III.  Question and Answer Brochure

A.   Explanation

     The Question and Answer brochure is an essential marketing piece in any conversion. It serves two purposes: a) to answer some of the most commonly asked questions in "plain, everyday language"; and b) to highlight in brochure form the purchase commitments of the Savings Bank's officers and directors shown in the Prospectus. Although most of the answers are taken verbatim from the Prospectus, it saves the individual from searching for the answer to a simple question.

B.   Method of Distribution

     There are four primary methods of distribution of the Question and Answer brochure. However, regardless of the method the brochures are always accompanied by a Prospectus.

     1. A Question and Answer brochure is sent out in the initial mailing to all members of the Savings Bank.
     2. Question and Answer brochures are available in Northfield Federal's office.
     3. Question and Answer brochures are sent out in a standard information packet to all interested investors who phone the Stock Information Center requesting information.

                    PROPOSED OFFICER AND DIRECTOR PURCHASES

                    Total Shares    Aggregate Price of      Percent of Shares
Name and Position     Purchased      Shares Purchased           Purchased
-----------------   ------------    -----------------       -----------------

INFORMATION TO BE PROVIDED

                             QUESTIONS AND ANSWERS
                                   REGARDING
                            THE PLAN OF CONVERSION

On ________, 1997, the Board of Directors of Northfield Federal Savings ("Northfield Federal" or the "Savings Bank") unanimously adopted the Plan of Conversion, pursuant to which Northfield Federal will convert from a federally-chartered mutual savings bank to a federally-chartered stock savings bank. In addition, all of Northfield Federal's outstanding capital stock will be issued to Northfield Bancorp, Inc. (the "Holding Company"), which was organized by Northfield Federal Savings to own Northfield Federal Savings as a subsidiary.

This brochure is provided to answer general questions you might have about the Conversion. Following the Conversion, Northfield Federal Savings will continue to provide financial services to its depositors, borrowers and other customers as it has in the past and will operate with its existing management and employees. The Conversion will not affect the terms, balances, interest rates or existing federal insurance coverage on Northfield Federal's deposits or the terms or conditions of any loans to existing borrowers under their individual contract arrangements with Northfield Federal Savings.

For complete information regarding the Conversion, see the Prospectus and the Proxy Statement dated __________ __, 1998. Copies of each of the Prospectus and the Proxy Statement may be obtained by calling the Stock Information Center at
(410) ________.

THIS INFORMATION DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY NORTHFIELD BANCORP, INC. COMMON STOCK. OFFERS TO BUY OR TO SELL MAY BE MADE ONLY BY THE PROSPECTUS. PLEASE READ THE PROSPECTUS PRIOR TO MAKING AN INVESTMENT DECISION. THE SHARES OF NORTHFIELD BANCORP, INC. COMMON STOCK BEING OFFERED IN THE SUBSCRIPTION AND COMMUNITY OFFERINGS ARE NOT SAVINGS OR DEPOSIT ACCOUNTS AND ARE NOT INSURED BY THE SAVINGS BANK INSURANCE FUND OF THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

                             QUESTIONS AND ANSWERS

                           NORTHFIELD BANCORP, INC.
                       (THE PROPOSED HOLDING COMPANY FOR
                          NORTHFIELD FEDERAL SAVINGS)

Questions and Answers Regarding the Subscription and Community Offerings

                          MUTUAL TO STOCK CONVERSION
                          --------------------------

1.   Q.   WHAT IS A "CONVERSION"?
     A. Conversion is a change in the legal form of organization. Northfield Federal Savings currently operates as a federally-chartered mutual savings bank with no stockholders. Through the Conversion, Northfield Federal will become a federally-chartered stock savings bank, and the stock of its holding company, Northfield Bancorp, Inc. will be held by stockholders who purchase stock in the Subscription and Community Offerings or in the open market following the Offerings.

2.   Q.   WHY IS NORTHFIELD FEDERAL SAVINGS CONVERTING?
     A. Northfield Federal, as a mutual savings bank, does not have stockholders and has no authority to issue capital stock. By converting to the stock form of organization, the Savings Bank will be structured in the form used by commercial banks, most business entities and a growing number of savings institutions. The Conversion will be important to the future growth and performance of Northfield Federal by providing a larger capital base from which the Savings Bank may operate, the ability to attract and retain qualified management through stock-based employee benefit plans, enhanced ability to diversify into other financial services related activities and expanded ability to render services to the public.

          The Board of Directors and management of Northfield Federal believe that the stock form of organization is preferable to the mutual form of organization for a financial institution. The Board and management recognize the decline in the number of mutual thrifts from over 12,500 mutual institutions in 1929 to under 800 mutual thrifts today.

          Northfield Federal believes that converting to the stock form of organization will allow Northfield Federal to more effectively compete with local community banks, thrifts, and with statewide and regional banks, which are in stock form. Northfield Federal believes that by combining its existing quality service and products with a local ownership base, the Savings Bank's customers and community members who become stockholders will be inclined to do more business with Northfield Federal.

          Furthermore, because Northfield Federal competes with local and regional banks not only for customers, but also for employees, Northfield Federal Savings believes that the stock form of organization will better afford Northfield Federal the opportunity to attract and retain employees, management and directors through various stock benefit plans which are not available to mutual savings institutions.

3.   Q.   IS NORTHFIELD FEDERAL'S MUTUAL TO STOCK CONVERSION BENEFICIAL TO
          THE COMMUNITIES THAT THE SAVINGS BANK SERVES?
     A. Management believes that the structure of the Subscription and Community Offerings is in the best interest of the communities that Northfield Federal serves because following the Conversion it is anticipated that a significant portion of the Common Stock will be owned by local residents desiring to share in the ownership of a local community financial institution. Management desires that a significant portion of the shares of common stock sold in the Offerings will be sold to residents of the Savings Bank's Local Community (Baltimore County, Maryland).

4.   Q.   WHAT EFFECT WILL THE CONVERSION HAVE ON DEPOSIT ACCOUNTS AND LOANS?
     A. Terms and balances of accounts in Northfield Federal and interest rates paid on such accounts will not be affected by the Conversion. Insurable accounts will continue to be insured by the Federal Deposit Insurance Corporation ("FDIC") up to the maximum amount permitted by law. The Conversion also will not affect the terms or conditions of any loans to existing borrowers or the rights and obligations of these borrowers under their individual contractual arrangements with Northfield Federal.

5.   Q.   WILL THE CONVERSION CAUSE ANY CHANGES IN NORTHFIELD FEDERAL'S
          PERSONNEL?
     A. No. Both before and after the Conversion, Northfield Federal's business of accepting deposits, making loans and providing financial services will continue without interruption with the same board of directors, management and staff.

6.   Q.   WHAT APPROVALS MUST BE RECEIVED BEFORE THE CONVERSION BECOMES
          EFFECTIVE?
     A. First, the Board of Directors of Northfield Federal must adopt the Plan of Conversion, which occurred on _______, 1997. The Plan of Conversion was then amended on _______________. Second, the Office of Thrift Supervision must approve the applications required to effect the Conversion. These approvals have been obtained. Third, the Plan of Conversion must be approved by a majority of all votes eligible to be cast by Northfield Federal's voting members. A Special Meeting of voting members will be held on __________ __, 1998, to consider and vote upon the Plan of Conversion.

                              THE HOLDING COMPANY
                              -------------------

7.   Q.   WHAT IS A HOLDING COMPANY?
     A. A holding company is a Savings Bank that owns another entity. Concurrent with the Conversion, Northfield Federal Savings will become a subsidiary of Northfield Bancorp, Inc., a holding company organized by Northfield Federal to acquire all of the capital stock of Northfield Federal Savings to be outstanding after the Conversion.

8.   Q.   IF I DECIDE TO BUY STOCK IN THIS OFFERING, WILL I OWN STOCK IN THE
          HOLDING COMPANY OR NORTHFIELD FEDERAL SAVINGS?
     A. You will own stock in Northfield Bancorp, Inc. However, Northfield Bancorp, Inc., as a holding company, will own all of the outstanding capital stock of Northfield Federal Savings.

9.   Q.   WHY DID THE BOARD OF DIRECTORS FORM THE HOLDING COMPANY?
     A. The Board of Directors believes that the Conversion of Northfield Federal Savings and the formation of the Holding Company will result in a stronger financial institution with the ability to provide additional flexibility to diversify the Savings Bank's business activities. The Holding Company will also be able to use stock-based incentive programs to attract and retain executive and other personnel.

                         ABOUT BECOMING A STOCKHOLDER
                         ----------------------------

10.  Q.   WHAT ARE THE SUBSCRIPTION AND COMMUNITY  OFFERINGS?
     A. Under the Plan of Conversion adopted by Northfield Federal Savings, the Holding Company is offering shares of stock in the Subscription Offering, to certain current and former customers of the Savings Bank and to the Savings Bank's Employee Stock Ownership Plan ("ESOP"). Shares which are not subscribed for in the Subscription Offering, if any, may be offered to the general public in a Community Offering with preference given to natural persons who are permanent residents of the Savings Bank's Local Community (Baltimore County). These Offerings are consistent with the board's objective of Northfield Bancorp, Inc. being a locally owned financial institution. The Subscription Offering and Community Offering, if conducted, are being managed by Trident Securities, Inc. It is anticipated that any shares not subscribed for in either the Subscription or Community Offerings may be offered for sale in a Syndicated Community Offering, which is an offering on a best efforts basis by a selling group of broker-dealers.

11.  Q.   MUST I PAY A COMMISSION TO BUY STOCK IN CONJUNCTION WITH THE
          SUBSCRIPTION, COMMUNITY OR SYNDICATED COMMUNITY OFFERINGS?
     A. No. You will not pay a commission to buy the stock if the stock is purchased in the Subscription Offering or Community Offering, if conducted.

12.  Q.   HOW MANY SHARES OF NORTHFIELD BANCORP, INC. STOCK WILL BE ISSUED IN
          THE CONVERSION?
     A. It is currently expected that between 382,500 shares and 517,500 shares of common stock will be sold at a price of $10.00 per share. Under certain circumstances the number of shares may be increased to 661,250.

13.  Q.   HOW WAS THE PRICE DETERMINED?
     A. The aggregate price of the common stock was determined by FinPro, Inc., an independent appraisal firm specializing in the thrift industry, and was approved by the Office of Thrift Supervision. The price is based on the pro forma market value of Northfield Federal Savings and the Holding Company as determined by the independent evaluation.

14.  Q.   WHO IS ENTITLED TO BUY STOCK IN THE CONVERSION?
     A. The shares of Northfield Bancorp, Inc. to be issued in the Conversion are being offered in the Subscription Offering in the following order of priority to: (i) The term "Eligible Account Holders" shall hereinafter mean depositors whose accounts in the Savings Bank total $50.00 or more as of December 31, 1995, (ii) the Savings Bank's ESOP,
          (iii) depositors with $50.00 or more on deposit at the Savings Bank as of March 31, 1998, other than Eligible Account Holders, ("Supplemental Eligible Account Holders"), (iv) depositors and borrowers of the Savings Bank as of _____________, 1998, other than Eligible Account Holders and Supplemental Eligible Account Holders ("Other Members"), subject to the priorities and purchase limitations set forth in the Plan of Conversion. Subject to the prior rights of holders of subscription rights, Common Stock not subscribed for in the Subscription Offering may be offered in the Community Offering to certain members of the general public, with preference given to natural persons and trusts of natural persons residing in the Savings Bank's Local Community (Baltimore County). Shares, if any, not subscribed for in the Subscription or Community Offerings may be offered to the general public in a Syndicated Community Offering.

15.  Q.   ARE THE SUBSCRIPTION RIGHTS TRANSFERABLE?
     A. NO. SUBSCRIPTION RIGHTS GRANTED TO NORTHFIELD FEDERAL'S ELIGIBLE ACCOUNT HOLDERS, SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS AND OTHER MEMBERS IN THE CONVERSION ARE NOT TRANSFERABLE. PERSONS VIOLATING SUCH PROHIBITION, DIRECTLY OR INDIRECTLY, MAY LOSE THEIR RIGHT TO PURCHASE STOCK IN THE CONVERSION AND BE SUBJECT TO OTHER POSSIBLE SANCTIONS. IT IS THE RESPONSIBILITY OF EACH SUBSCRIBER QUALIFYING AS AN ELIGIBLE ACCOUNT HOLDER, SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDER OR OTHER MEMBER TO LIST COMPLETELY ALL ACCOUNT NUMBERS FOR QUALIFYING

          SAVINGS ACCOUNTS OR LOANS AS OF THE QUALIFYING DATE ON THE STOCK ORDER FORM.

16.  Q.   WHAT ARE THE MINIMUM AND MAXIMUM NUMBERS OF SHARES THAT I CAN PURCHASE
          IN THE CONVERSION?
     A. The minimum number of shares is 25. The maximum number of shares that may be purchased in aggregate in the Conversion by any person or person exercising rights through one account other than the ESOP, is ______ shares. The maximum purchase for any person or entity, together with associates and those acting in concert is _____ shares.

17.  Q.   ARE THE BOARD OF DIRECTORS AND MANAGEMENT OF NORTHFIELD FEDERAL
          SAVINGS BUYING A SIGNIFICANT AMOUNT OF THE STOCK OF THE HOLDING
          COMPANY?
     A. Directors and executive officers of the Savings Bank are expected to subscribe for _____ shares. The purchase price paid by directors and executive officers will be the same $10.00 per share price as that paid by all other persons who order stock in the Subscription or Community Offerings.

18.  Q.   HOW DO I SUBSCRIBE FOR SHARES OF STOCK?
A.   To   subscribe for shares of stock in the Subscription Offering, you should send or deliver an original stock order form together with full payment (or appropriate instructions for withdrawal from permitted deposit accounts as described below) to Northfield Federal Savings in the postage-paid envelope provided. The stock order form and payment or withdrawal authorization instructions must be received prior to the close of the Subscription Offering, which will terminate at 12:00 p.m., Local Time, on __________ __, 1998, unless extended. Payment for shares may be made in cash (if made in person) or by check or money order. Subscribers who have deposit accounts with Northfield Federal may include instructions on the stock order form requesting withdrawal from such deposit account(s) to purchase shares of Northfield Bancorp, Inc. Withdrawals from certificates of deposit may be made without incurring an early withdrawal penalty.

          If shares remain available for sale after the expiration of the Subscription Offering, they may be offered in the Community Offering, which may commence at any time after the commencement of the Subscription Offering and may terminate at any time without notice, but may not terminate later than ______________, 1998. Persons who wish to order stock in the Community Offering should return their stock order form as soon as possible after the Community Offering begins. Members of the general public should contact the Stock Information Center at (410)668-2160 for additional information.

19.  Q.   MAY I USE FUNDS IN A RETIREMENT ACCOUNT TO PURCHASE STOCK?
     A. Yes. If you are interested in using funds held in your retirement account at Northfield Federal Savings, the Stock Information Center can assist you in transferring those funds to a self-directed IRA, if necessary, and directing the trustee to purchase the stock. This process may be done without an early withdrawal penalty and generally without a negative tax consequence to your retirement account. Due to the additional paperwork involved, IRA transfers must be completed by _________. For additional information, call the Stock Information Center at (410)
          ________.

20.  Q.   WILL I RECEIVE INTEREST ON FUNDS I SUBMIT FOR A STOCK PURCHASE?
     A. Yes. Northfield Federal will pay interest at its passbook savings account rate from the date the funds are received until completion of the stock offering or termination of the Conversion. All funds authorized for withdrawal from deposit accounts with Northfield Federal will continue to earn interest at the contractual rate until the date of the completion of the Conversion.

21.  Q.   MAY I OBTAIN A LOAN FROM NORTHFIELD FEDERAL SAVINGS TO PAY FOR SHARES
          PURCHASED IN THE CONVERSION?
     A. No. Federal regulations prohibit Northfield Federal Savings from making loans for this purpose. However, federal regulations do not prohibit you from obtaining a loan from another source for the purpose of purchasing stock in the Conversion.

22.  Q.   IF I BUY STOCK IN THE CONVERSION, HOW WOULD I GO ABOUT BUYING
          ADDITIONAL SHARES OR SELLING SHARES IN THE AFTERMARKET?
     A. Northfield Bancorp, Inc., as a newly organized Savings Bank, has never issued capital stock, and consequently there is no established market for its Common Stock at this time. Northfield Bancorp, Inc. has requested that Trident Securities, Inc. make a market for the Common Stock through the OTC Bulletin Board. However, it is unlikely that an active trading market for the Common Stock will develop, and there can be no assurance that the shares of Common Stock being offered in the Conversion can be resold at or above the $10.00 purchase price.

23.  Q.   WHAT IS THE HOLDING COMPANY'S DIVIDEND POLICY?
     A. The Board of Directors of the Holding company does not initially intend to pay regular cash dividends. However, declarations of dividends by the board of directors will depend upon a number of factors, including: (i) the amount of the net proceeds retained by Bancorp in the Conversion, (ii) investment opportunities available,
          (iii) capital requirements, (iv) regulatory limitations, (v) results of operations and financial condition, (vi) tax considerations, and
          (vii) general economic conditions. Upon review of such considerations, the board may authorize future dividends if it deems such payment appropriate and in compliance with applicable law and regulation. No assurance can be given, however, that the payment of dividends, once commenced, will continue. In addition, from time to time in an effort to manage capital at a reasonable level, the board may determine that it is prudent to pay special cash dividends. Special cash dividends may be paid in addition to, or in lieu of, regular cash dividends. There can be no assurance that special dividends will be paid, or, if paid, will continue to be paid. See "Historical and Pro Forma Capital Compliance," "The Conversion--Effects of Conversion to Stock Form on Savers and Borrowers of Northfield Federal--Liquidation Account" and "Regulation--Dividend and Other Capital Distribution Limitations."

24.  Q.   WILL THE FDIC INSURE THE SHARES OF THE HOLDING COMPANY?
     A. No. The shares of Northfield Bancorp, Inc. are not savings deposits or savings accounts and are not insured by the FDIC or any other government agency.

25. Q. IF I SUBSCRIBE FOR SHARES AND LATER CHANGE MY MIND, WILL I BE ABLE TO GET A REFUND OR MODIFY MY ORDER?
     A. No. Your order cannot be canceled, withdrawn or modified once it has been received by Northfield Federal without the consent of Northfield Federal.

                   ABOUT VOTING "FOR" THE PLAN OF CONVERSION
                   -----------------------------------------

26.  Q.   AM I ELIGIBLE TO VOTE AT THE SPECIAL MEETING OF MEMBERS TO BE HELD TO
          CONSIDER THE PLAN OF CONVERSION?
     A. You are eligible to vote at the Special Meeting of Members to be held on __________ __, 1998 if you were a depositor or borrower of Northfield Federal Savings at the close of business on the Voting Record Date (_______, 1998) and continue as such until the Special Meeting. If you were a member on the Voting Record Date, you should have received a proxy statement and a proxy card with which to vote.

27.  Q.   HOW MANY VOTES DO I HAVE?
     A. Each account holder is entitled to one vote for each $100, or fraction thereof, on deposit in such account(s). Each borrower member is entitled to cast one vote in addition to the number of votes, if any, he or she is entitled to cast as an account holder. No member may cast more than 1,000 votes.

28.  Q.   IF I VOTE "AGAINST" THE PLAN OF CONVERSION AND IT IS APPROVED, WILL I
          BE PROHIBITED FROM BUYING STOCK DURING THE SUBSCRIPTION OFFERING?
     A. No. Voting against the Plan of Conversion in no way restricts you from purchasing Northfield Bancorp, Inc. stock in the Subscription Offering.

29. Q. DID THE BOARD OF DIRECTORS OF NORTHFIELD FEDERAL SAVINGS UNANIMOUSLY ADOPT THE PLAN OF CONVERSION?
     A. Yes. Northfield Federal's Board of Directors unanimously adopted the Plan of Conversion and urges that all members vote "FOR" approval of such Plan.

30.  Q.   WHAT HAPPENS IF NORTHFIELD FEDERAL SAVINGS DOES NOT GET ENOUGH VOTES
          TO APPROVE THE PLAN OF CONVERSION?
     A. The Conversion would not take place, and Northfield Federal would remain a mutual savings institution.

31.  Q.   AS A QUALIFYING DEPOSITOR OR BORROWER OF NORTHFIELD FEDERAL SAVINGS,
          AM I REQUIRED TO VOTE?
     A. No. However, failure to return your proxy card or otherwise vote will have the same effect as a vote AGAINST the Plan of Conversion.

32.  Q.   WHAT IS A PROXY CARD?
     A. A proxy card gives you the ability to vote without attending the Special Meeting in person. If you received more than one informational packet, then you should vote the proxy cards in all packets. Your proxy card(s) is (are) located in the window sleeve of your informational packet(s).

          You may attend the meeting and vote, even if you have returned your proxy card, if you choose to do so. However, if you are unable to attend, you still are represented by proxy. Previously executed proxies, other than those proxies sent pursuant to the Conversion, will not be used to vote for approval of the Plan of Conversion, even if the respective members do not execute another proxy or attend the Special Meeting and vote in person.

33.  Q.   HOW CAN I GET FURTHER INFORMATION CONCERNING THE STOCK OFFERING?
     A. You may call the Stock Information Center at (410) ________ for further information or to request a copy of the Prospectus, a stock order form, a proxy statement or a proxy card.


     THIS INFORMATION DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY NORTHFIELD BANCORP, INC. COMMON STOCK. SUCH OFFERS AND SOLICITATIONS MAY BE MADE ONLY BY MEANS OF THE PROSPECTUS. COPIES OF THE PROSPECTUS MAY BE OBTAINED BY CALLING THE STOCK INFORMATION CENTER AT (410)____
_____.
     THE SHARES OF NORTHFIELD BANCORP, INC. COMMON STOCK BEING OFFERED ARE NOT SAVINGS OR DEPOSIT ACCOUNTS AND ARE NOT INSURED BY THE SAVINGS BANK INSURANCE FUND OF THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

           IV.   Individual Letters and Community Meeting Invitations

A.   Explanation

In order to educate the public about the stock offering, Trident suggests holding community meetings in various locations. In an effort to target a group of interested investors, Trident requests that each Director of the Savings Bank submit a list of acquaintances that he or she would like to invite to a community meeting.

B.   Method of Distribution of Invitations and Prospect Letters

Each Director submits his list of prospects. Invitations are sent to each Director's prospects through the mail. All invitations are preceded by a Prospectus and all attendees are given a Prospectus at the meeting. Letters will be sent to prospects to thank them for their attendance and to remind them of closing dates.

C.   Examples enclosed.

                     (Northfield Federal Savings Letterhead)
                                 ____________, 1998

Dear Valued Customer:

    Northfield Federal Savings ("Northfield Federal" or the "Savings Bank") is pleased to announce that it has received regulatory approval to proceed with its plan to convert to a federally-chartered stock savings bank. This stock conversion is the most significant event in the history of Northfield Federal in that it allows customers, community members, directors and employees an opportunity to own stock in Northfield Bancorp, Inc., the proposed holding company for the Savings Bank.

    For over 61 years, Northfield Federal has successfully operated as a mutual savings bank. We want to assure you that the Conversion will not affect the terms, balances, interest rates or existing FDIC insurance coverage deposits at the Savings Bank, or the terms or conditions of any loans to existing borrowers under their individual contract arrangements with the Savings Bank. Let us also assure you that the Conversion will not result in any changes in the management, personnel or the Board of Directors of the Savings Bank.

    As one of our valued members, you have the opportunity to invest in the Savings Bank's future by purchasing stock in Northfield Bancorp, Inc. during the Subscription Offering, without paying a sales commission.

    If you decide to exercise your subscription rights to purchase shares, you must return the properly completed stock order form together with full payment for the subscribed shares so that it is received by the Savings Bank not later than 12:00 p.m. Local Time on __________, 1998.

    Enclosed is a proxy card. Your Board of Directors solicits your vote "FOR" the Savings Bank's Plan of Conversion. A vote in favor of the Plan does not obligate you to purchase stock. Please sign and return your proxy card promptly; your vote is important to us.

    We have also enclosed a Prospectus and Proxy Statement which fully describes Northfield Federal, its management, board and financial strength and the Plan of Conversion. Please review it carefully before you vote or invest. For your convenience we have established a Stock Information Center. If you have any questions, please call the Stock Information Center collect at (410)263-4243.

    We look forward to continuing to provide quality financial services to you in the future.

                               Sincerely,

                               G. Ronald Jobson
                               President

This does not constitute an offer to sell, or the solicitation of an offer to buy, shares of Northfield Bancorp, Inc. common stock offered in the conversion, nor does it constitute the solicitation of a proxy in connection with the conversion. Such offers and solicitations of proxies are made only by means of the Prospectus and Proxy Statement. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.

THE STOCK WILL NOT BE INSURED BY THE FDIC OR ANY GOVERNMENTAL AGENCY.

                    (Northfield Federal Savings Letterhead)

                                 ____________, 1998


Dear Interested Investor:

    Northfield Federal Savings ("Northfield Federal" or the "Savings Bank") is pleased to announce that it has received regulatory approval to proceed with its plan to convert to a federally-chartered stock savings bank. This stock conversion is the most significant event in the history of the Savings Bank in that it allows customers, community members, directors and employees an opportunity to own stock in Northfield Bancorp, Inc., the proposed holding company for the Savings Bank.

    For over 61 years, Northfield Federal has successfully operated as a mutual savings bank. We want to assure you that the Conversion will not affect the terms, balances, interest rates or existing FDIC insurance coverage on the Savings Bank deposits, or the terms or conditions of any loans to existing borrowers under their individual contract arrangements with the Savings Bank.

    Let us also assure you that the Conversion will not result in any changes in the management, personnel or the Board of Directors of the Savings Bank.

    Enclosed is a Prospectus which fully describes Northfield Federal, its management, board and financial strength. Please review it carefully before you make an investment decision. If you decide to invest, please return to Northfield Federal a properly completed stock order form together with full payment for shares at your earliest convenience but not later than 12:00 p.m. Local Time on _________, 1998. For your convenience we have established a Stock Information Center. If you have any questions, please call the Stock Information Center collect at (410) ________.

    We look forward to continuing to provide quality financial services to you in the future.

                               Sincerely,

                               G. Ronald Jobson
                               President

This does not constitute an offer to sell, or the solicitation of an offer to buy, shares of Northfield Bancorp, Inc. common stock offered in the conversion, nor does it constitute the solicitation of a proxy in connection with the conversion. Such offers and solicitations of proxies are made only by means of the Prospectus and Proxy Statement. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.

THE STOCK WILL NOT BE INSURED BY THE FDIC OR ANY GOVERNMENTAL AGENCY.

                    (Northfield Federal Savings Letterhead)

                              ____________, 1998


Dear Friend:

    Northfield Federal Savings ("Northfield Federal" or the "Savings Bank") is pleased to announce that it has received regulatory approval to proceed with its plan to convert to a federally-chartered stock savings bank. This stock conversion is the most significant event in the history of Northfield Federal in that it allows customers, community members, directors and employees an opportunity to own stock in Northfield Bancorp, Inc., the proposed holding company for the Savings Bank.

    For over 61 years, Northfield Federal has successfully operated as a mutual savings bank. We want to assure you that the Conversion will not affect the terms, balances, interest rates or existing FDIC insurance coverage on the Savings Bank deposits, or the terms or conditions of any loans to existing borrowers under their individual contract arrangements with Northfield Federal.

    Let us also assure you that the Conversion will not result in any changes in the management, personnel or the Board of Directors of Northfield Federal.

    Our records indicate that you were a depositor of Northfield Federal on December 31, 1995 but that you were not a member on _____________, 1998. Therefore, under applicable law, you are entitled to subscribe for Common Stock in Northfield Bancorp, Inc.'s Subscription Offering. Orders submitted by you and others in the Subscription Offering are contingent upon the current members' approval of the Plan of Conversion at a special meeting of members to be held on _________, 1998 and upon receipt of all required regulatory approvals.

    If you decide to exercise your subscription rights to purchase shares, you must return the properly completed stock order form together with full payment for the subscribed shares so that it is received by Northfield Federal not later than 12:00 p.m. Local Time on _________, 1998.

    Enclosed is a Prospectus which fully describes the Savings Bank, its management, board and financial strength. Please review it carefully before you invest. For your convenience we have established a Stock Information Center. If you have any questions, please call the Stock Information Center collect at
(410)263-4243.

    We look forward to continuing to provide quality financial services to you in the future.

                               Sincerely,

                               G. Ronald Jobson
                               President

This does not constitute an offer to sell, or the solicitation of an offer to buy, shares of Northfield Bancorp, Inc. common stock offered in the conversion, nor does it constitute the solicitation of a proxy in connection with the conversion. Such offers and solicitations of proxies are made only by means of the Prospectus and Proxy Statement. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.

THE STOCK WILL NOT BE INSURED BY THE FDIC OR ANY GOVERNMENTAL AGENCY.

                    (Northfield Federal Savings Letterhead)

                               ___________, 1998


Dear Member:

     As a qualified member of Northfield Federal Savings ("Northfield Federal" or the "Savings Bank"), you have the right to vote upon the Savings Bank's proposed Plan of Holding Company Conversion and also generally have the right to subscribe for shares of common stock of Northfield Bancorp, Inc., the proposed holding company for Northfield Federal through the mutual to stock conversion of Northfield Federal Savings. However, the proposed plan of Holding Company Conversion provides that Northfield Bancorp, Inc. will not offer stock in any state in which compliance with the securities laws would be impracticable for reasons of cost or otherwise. Unfortunately, the securities laws of your state would require Northfield Bancorp, Inc. to register its common stock and/or its employees in order to sell the common stock to you. Such registration would be prohibitively expensive or otherwise impracticable in light of the few members residing in your state.

     You may vote on the proposed Plan of Holding Company Conversion and we urge you to read the enclosed Summary Proxy Statement and execute the enclosed Revocable Proxy. Questions regarding the execution of the Revocable Proxy should be directed to Northfield Federal Savings's Stock Information Center at
(410)263-4243.


                                   Sincerely,


                                   G. Ronald Jobson
                                   President


This does not constitute an offer to sell, or the solicitation of an offer to buy, shares of Northfield Bancorp, Inc. common stock offered in the conversion, nor does it constitute the solicitation of a proxy in connection with the conversion. Such offers and solicitations of proxies are made only by means of the Prospectus and Proxy Statement. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.

THE STOCK WILL NOT BE INSURED BY THE FDIC OR ANY GOVERNMENTAL AGENCY.

Sent to prospects who are customers*

                             _______________, 1998


&salutation& &firstname& &last name&
&address&
&city&, &state& &zip&

Dear &prefername&

    Recently you may have read in the newspaper that Northfield Federal Savings (the "Savings Bank") will convert from a federally-chartered mutual savings bank to a federally-chartered stock savings bank. This is the most significant event in the history of Northfield Federal in that it allows customers, employees and directors the opportunity to share in Northfield Federal Savings's future by becoming charter stockholders of the Savings Bank's newly-formed holding company, Northfield Bancorp, Inc.

    As a customer of Northfield Federal, you should have received a packet of information regarding the conversion, including a Prospectus and a Proxy Statement. In addition, we are holding several presentations for friends of the officers and directors to discuss the stock offering in more detail. You will receive an invitation in the near future.

    Please feel free to call me or Northfield Federal's Stock Information Center at (410) ________ if you have any questions. I look forward to seeing you at one of our informational presentations.

                               Sincerely,

                               G. Ronald Jobson
                               President

This does not constitute an offer to sell, or the solicitation of an offer to buy, shares of Northfield Bancorp, Inc. common stock offered in the conversion, nor does it constitute the solicitation of a proxy in connection with the conversion. Such offers and solicitations of proxies are made only by means of the Prospectus and the Summary Proxy Statement, respectively. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.

THE STOCK WILL NOT BE INSURED BY THE FDIC OR ANY GOVERNMENTAL AGENCY.

*Sent to prospects who are not customers*

                               ____________, 1998



&salutation& &firstname& &lastname&
&address&
&city&, &state&  &zip&

Dear &prefername&:

    Recently you may have read in the newspaper that Northfield Federal Savings (the "Savings Bank") will be converting from a federally-chartered mutual savings bank to a federally-chartered stock savings bank. This is the most significant event in the history of Northfield Federal in that it allows customers, employees and directors the opportunity to share in Northfield Federal's future by becoming charter stockholders of the Savings Bank's holding company, Northfield Bancorp, Inc.

    [Director] has asked that you be sent a Prospectus and stock order form which will allow you to become a charter stockholder, should you desire. In addition, we are holding several presentations for friends of the officers and directors of Northfield Federal Savings to discuss the stock offering in more detail. You will receive an invitation in the near future.

    Please feel free to call me or Northfield Federal's Stock Information Center at (410) 263-4243 if you have any questions. I look forward to seeing you at one of our information presentations.

                               Sincerely,

                               G. Ronald Jobson
                               President

This does not constitute an offer to sell, or the solicitation of an offer to buy, shares of Northfield Bancorp, Inc. common stock offered in the conversion, nor does it constitute the solicitation of a proxy in connection with the conversion. Such offers and solicitations of proxies are made only by means of the Prospectus and the Summary Proxy Statement, respectively. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.

THE STOCK WILL NOT BE INSURED BY THE FDIC OR ANY GOVERNMENTAL AGENCY.

*Sent to those attending a community meeting*

                               ____________, 1998


&salutation& &firstname& &lastname&
&address&
&City&, &state& &zip&


Dear &prefername&:

    Thank you for attending our informational presentation relating to Northfield Federal Savings 's conversion to a stock savings bank. The information presented at the meeting and the Prospectus you recently received should assist you in making an informed investment decision.

    Obviously, we are excited about this stock offering and the opportunity to share in the future of Northfield Federal. This conversion is the most important event in our history and it gives the Savings Bank the strength to compete in the future and will provide the Savings Bank additional corporate flexibility.

    We may contact you in the near future to get an indication of your interest in our offering. If you make a decision to invest, please return your properly completed stock order form no later than ___________, 1998. If you have any questions, please call the Stock Information Center at (410)263-4243.

                               Sincerely,

                               G. Ronald Jobson
                               President

This does not constitute an offer to sell, or the solicitation of an offer to buy, shares of Northfield Bancorp, Inc. common stock offered in the conversion, nor does it constitute the solicitation of a proxy in connection with the conversion. Such offers and solicitations of proxies are made only by means of the Prospectus and the Summary Proxy Statement, respectively. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.

THE STOCK WILL NOT BE INSURED BY THE FDIC OR ANY GOVERNMENTAL AGENCY.

* Sent to those not attending a community meeting *

                                 _________, 1998


&salutation& &firstname& &lastname&
&address&
&city&, &state&  &zip&


Dear &prefername&:

    I am sorry you were unable to attend our recent presentation regarding Northfield Federal Savings's mutual to stock conversion. The Board of Directors and management team of Northfield Federal are committed to contributing to long term shareholder value and as a group we are personally investing approximately $385,000 of our own funds. We are enthusiastic about the stock offering and the opportunity to share in the future of Northfield Federal Savings.

    We have established a Stock Information Center to assist you with any questions regarding the stock offering. Should you require any assistance between now and ___________, 1998, I encourage you to either stop by our Stock Information Center or call (410) ________.

    I hope you will join me as a charter stockholder in Northfield Bancorp, Inc.

                                  Sincerely,

                                  G. Ronald Jobson
                                  President


This does not constitute an offer to sell, or the solicitation of an offer to buy, shares of Northfield Bancorp, Inc. common stock offered in the conversion, nor does it constitute the solicitation of a proxy in connection with the conversion. Such offers and solicitations of proxies are made only by means of the Prospectus and the Summary Proxy Statement, respectively. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.

THE STOCK WILL NOT BE INSURED BY THE FDIC OR ANY GOVERNMENTAL AGENCY.

* Final Reminder Letter *

                                 _________, 1998


&salutation&firstname&lastname&
&address&
&city&, &state&  &zip&

Dear &prefername&:

    I am writing to remind you that the deadline for purchasing stock in Northfield Bancorp, Inc. is quickly approaching. I hope you will join me in becoming a charter stockholder in one of Maryland's newest publicly owned financial institutions.

    The deadline for becoming a charter stockholder is ____________, 1998. If you have any questions, please call our Stock Information Center at (410)
________.

    Once again, I look forward to having you join me as a charter stockholder in Northfield Bancorp, Inc.

                                  Sincerely,

                                  G. Ronald Jobson
                                  President

This does not constitute an offer to sell, or the solicitation of an offer to buy, shares of Northfield Bancorp, Inc. common stock offered in the conversion, nor does it constitute the solicitation of a proxy in connection with the conversion. Such offers and solicitations of proxies are made only by means of the Prospectus and the Summary Proxy Statement, respectively. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.

THE STOCK WILL NOT BE INSURED BY THE FDIC OR ANY GOVERNMENTAL AGENCY.

================================================================================


                          The Directors and Officers

                                      of

                          Northfield Federal Savings

                    cordially invite you to attend a brief

                 presentation regarding the stock offering of

            Northfield Bancorp, Inc., our proposed holding company


                             Please join us at the


                                ______________

                             _____________________
                          ___________________________

                                 ____________

                                 ____________

                               for refreshments


YOU MUST RESPOND BY ____________ TO RESERVE A SEAT
R.S.V.P. (410) ________

===============================================================================

                                V. IRA Mailing


A.   Explanation

     A special IRA mailing is proposed to be sent to all IRA customers of the Savings Bank in order to alert the customers that funds held in an IRA can be used to purchase stock. Since this transaction is not as simple as designating funds from a certificate of deposit like a normal stock purchase, this letter informs the customer that this process is slightly more detailed and involves a personal visit to the Savings Bank.

B.   Quantity

     One IRA letter is proposed to be mailed to each IRA customer of the Savings Bank. These letters would be mailed following OTS approval for the conversion and after each customer has received the initial mailing containing a Proxy Statement and a Prospectus.

C.   Example - See following page.

                     (Northfield Federal Savings Letterhead)


                                 __________ __, 1998


Dear Individual Retirement Account Participant:

    As you know, Northfield Federal Savings is in the process of converting from a federally-chartered mutual savings bank to a federally-chartered stock savings bank and has formed Northfield Bancorp, Inc. to hold all of the stock of Northfield Federal Savings (the "Conversion"). Through the Conversion, certain current and former depositors and borrowers of Northfield Federal have the opportunity to purchase shares of common stock of Northfield Bancorp, Inc. in a Subscription Offering. Northfield Bancorp, Inc. currently is offering up to 575,000 shares, subject to adjustment, of Northfield Bancorp, Inc. at a price of $10.00 per share.

    As the holder of an individual retirement account ("IRA") at Northfield Federal Savings, you have an opportunity to become a shareholder in Northfield Bancorp, Inc. using funds being held in your IRA. If you desire to purchase shares of common stock of Northfield Bancorp, Inc. through your IRA, Northfield Federal can assist you in self-directing those funds. This process can be done without an early withdrawal penalty and generally without a negative tax consequence to your retirement account.

    If you are interested in ordering Northfield Bancorp, Inc. common stock utilizing IRA funds, you must contact our Conversion Center at (410) ______ by
____________.

                                  Sincerely,

                                  G. Ronald Jobson
                                  President

This letter is neither an offer to sell nor a solicitation of an offer to buy Northfield Bancorp, Inc. common stock. The offer is made only by the Prospectus, which was recently mailed to you.

THE SHARES OF NORTHFIELD BANCORP, INC. COMMON STOCK ARE NOT DEPOSITS AND WILL NOT BE INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER
---
GOVERNMENT AGENCY.

                    VI.   Counter Cards and Lobby Posters


A.   Explanation

     Counter cards and lobby posters serve two purposes: (1) As a notice to Northfield Federal Savings's customers and members of the local community that the stock sale is underway and (2) to remind the customers of the end of the Subscription Offering. Trident has learned in the past that many people forget the deadline for subscribing and therefore we suggest the use of these simple reminders.

B.   Quantity

     Approximately 2 - 3 Counter cards will be used at teller windows and on customer service representatives' desk.
     Approximately 1 - 2 Lobby posters will be used at Northfield Federal Savings's office.

C.   Example

D.   Size

     The counter card will be approximately 8 1/2" x 11".
     The lobby poster will be approximately 16" x 20".

C.

                             POSTER OR COUNTER CARD

===============================================================================

                          "TAKE STOCK IN OUR FUTURE"


                           "NORTHFIELD BANCORP, INC.

                           STOCK OFFERING MATERIALS

                                AVAILABLE HERE"


                          NORTHFIELD FEDERAL SAVINGS

================================================================================

                                 VII.  Proxy Reminder

A.   Explanation

     A proxy reminder is used when the majority of votes needed to adopt the Plan of Conversion is still outstanding. The proxy reminder is mailed to those "target vote" depositors who have not previously returned their signed proxy.

     The target vote depositors are determined by the conversion agent.

B.   Example

C.   Size

     Proxy reminder is approximately 8 1/2" x 11".

B.  Example

________________________________________________________________________________

                          P R O X Y  R E M I N D E R

                          NORTHFIELD FEDERAL SAVINGS



YOUR VOTE ON OUR STOCK CONVERSION PLAN HAS NOT BEEN RECEIVED. YOUR VOTE IS VERY
---------                              ---------------------  -----------------
IMPORTANT, PARTICULARLY SINCE FAILURE TO VOTE IS EQUIVALENT TO VOTING AGAINST
----------
THE PLAN.

VOTING FOR THE CONVERSION WILL NOT AFFECT THE INSURANCE OF YOUR ACCOUNTS. DEPOSIT ACCOUNTS WILL CONTINUE TO BE FEDERALLY INSURED UP TO THE APPLICABLE LIMITS.

YOU MAY PURCHASE STOCK IF YOU WISH, BUT VOTING DOES NOT OBLIGATE YOU TO BUY
STOCK.

PLEASE ACT PROMPTLY! SIGN THE ENCLOSED PROXY CARD AND MAIL, OR DELIVER, THE
                     ----------------------------
PROXY CARD TO NORTHFIELD FEDERAL SAVINGS TODAY.

PLEASE VOTE ALL PROXY CARDS RECEIVED.
            ---

WE RECOMMEND THAT YOU VOTE TO APPROVE THE PLAN OF CONVERSION.  THANK YOU.

                                        THE BOARD OF DIRECTORS AND MANAGEMENT OF
                                        NORTHFIELD FEDERAL SAVINGS

________________________________________________________________________________


                       IF YOU RECENTLY MAILED THE PROXY,
             PLEASE ACCEPT OUR THANKS AND DISREGARD THIS REQUEST.
                 FOR FURTHER INFORMATION CALL (410) ________.


This does not constitute an offer to sell, or the solicitation of an offer to buy, shares of Northfield Bancorp, Inc. common stock offered in the conversion, nor does it constitute the solicitation of a proxy in connection with the conversion. Such offers and solicitations of proxies are made only by means of the Prospectus and the Summary Proxy Statement, respectively. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.

THE STOCK WILL NOT BE INSURED BY THE FDIC OR ANY GOVERNMENTAL AGENCY.